UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2003 (May 12, 2003)

TORCH OFFSHORE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32855	74-2982117
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification No.)

401 Whitney Avenue, Suite 400
Gretna, Louisiana	70056-2596
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (504) 367-7030

ITEM 5.	OTHER EVENTS.

On May 12, 2003, Torch Offshore, Inc. (the “Company”) issued a press release announcing the $60.0 million finance facility (the “Finance Facility”) with Regions Bank and Export Development Canada (EDC) to fund the conversion of the MidnightExpress into a DP-2 offshore pipelay and construction vessel has been completed. The Finance Facility provides for a 15-month credit line equally funded by Regions Bank and EDC ($30.0 million participation by each). At the completion of that 15-month period, any borrowings outstanding under the Finance Facility will convert to a three-year term loan. As part of the Finance Facility, Regions Bank has restructured its $25.0 million asset-based five-year revolving credit facility with the Company to incorporate this commitment into the Regions Bank $30.0 million portion of the Finance Facility. The $10.0 million accounts receivable-based working capital facility from Regions Bank remains available to the Company. The Finance Facility is also supported by a Structured Finance Facility granted by Industry Canada, which will provide approximately the equivalent of $3.7 million of interest rate buy down funds to be applied to the term loan portion of the Finance Facility.

A copy of the Company’s press release announcing the above is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

ITEM 7.	FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Torch Offshore, Inc. Press Release, dated May 12, 2003.

99.2	Credit Agreement, Effective April 23, 2003, By and Among Torch Offshore, Inc. as Borrower, Regions Bank, as Agent, and Regions Bank and Export Development Canada, as Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCH OFFSHORE, INC.

Date: May 12, 2003	By:	/s/ ROBERT E. FULTON
Robert E. Fulton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Torch Offshore, Inc. Press Release, dated May 12, 2003.

99.2	Credit Agreement, Effective April 23, 2003, By and Among Torch Offshore, Inc. as Borrower, Regions Bank, as Agent, and Regions Bank and Export Development Canada, as Lenders.